Exhibit 99.1

GlobalSCAPE, Inc. Named One of the Best Companies to Work for in Texas for Sixth Consecutive Year

Company Recognized for Corporate Culture, Development Opportunities and Overall Engagement

SAN ANTONIO – March 31, 2016 – GlobalSCAPE, Inc. (NYSE MKT: GSB), a pioneer and worldwide leader in the secure and reliable exchange of business information, announced today that it has been named one of 2016’s Best Companies to Work for in Texas for the sixth consecutive year. The awards program was created in 2006 and is a project of Texas Monthly, the Texas Association of Business (TAB), Texas SHRM and Best Companies Group (BCG).

This statewide survey and awards program is managed by independent research firm BCG and was designed to identify, recognize and honor the best employers in Texas. Globalscape was ranked number 16 on the Best Companies to Work for in Texas list, among organizations with 100 to 499 employees. Based on feedback obtained through Engagement and Satisfaction Surveys, employees rate and respond to questions based on eight core focus areas:

•	Leadership and Planning
•	Corporate Culture and Communications
•	Role Satisfaction
•	Work Environment
•	Relationship with Supervisor
•	Training, Development and Resources
•	Pay and Benefits
•	Overall Engagement

The rankings were revealed this week at the Best Companies to Work for in Texas awards event, and profiled in a special publication Texas Monthly that was released in conjunction with the event.

For more information on the Best Companies to Work for in Texas program, visit www.BestCompaniesTX.com.

Supporting Quote:
Andrea Farmer, Vice President of Human Resources at Globalscape
“At Globalscape, we work hard to create a culture and environment where employees will thrive and innovate. It’s an honor to have that work recognized by our own employees and acknowledged from organizations like Texas Monthly, the Texas Association of Business, Texas SHRM and Best Companies Group. Being named one of 2016’s Best Companies to Work for in Texas is a reflection of the ‘work hard, play hard’ attitude we value so deeply at Globalscape.”

About Globalscape
GlobalSCAPE, Inc. (NYSE MKT: GSB) is a pioneer in the reliable exchange of mission-critical business data and intellectual property. Globalscape’s leading enterprise suite of solutions delivers military-proven security for achieving best-in-class control and visibility of data across multiple locations. Founded in 1996, Globalscape’s software and services are trusted by tens of thousands of customers worldwide, including global enterprises, governments, and small and medium enterprises. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2015 fiscal year, filed with the Securities and Exchange Commission on March 3, 2016.

GLOBALSCAPE PRESS CONTACT
Contact: Ciri Haugh
Phone Number: +1 (210) 308-8267
Email: PR@globalscape.com

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